Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 11, 2020, with respect to the consolidated financial statements of Histogen, Inc. as of December 31, 2019 and 2018 and for the two years then ended (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” included in the Registration Statement on Form S-1 (No. 333-251491), as amended, incorporated by reference in this Registration Statement on Form S-1.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

December 30, 2020